Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

July 29, 2022

Piedmont Office Realty Trust, Inc.

Piedmont Operating Partnership, LP

5565 Glenridge Connector, Ste. 450

Atlanta, Georgia 30342

Ladies and Gentlemen:

We have acted as counsel to Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Guarantor”), and Piedmont Operating Partnership, LP, a Delaware limited partnership (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale from time to time of, among other securities, debt securities of the Company (the “Debt Securities”) and the guarantee (the “Guarantee” and together with the Debt Securities, the “Securities”) of the Debt Securities by the Guarantor. The Debt Securities and the Guarantee are to be issued under an Indenture, dated March 6, 2014 (the “Indenture”), by and among the Company, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”).

In our capacity as such counsel, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company and the Guarantor, and of certain officers of the Company and the Guarantor.

In rendering this opinion, we have assumed that (i) at the time the Securities are offered or sold, the Registration Statement and any amendments thereto will be effective and will comply with all applicable laws; (ii) at the time the Securities are offered or sold, a prospectus supplement will have been prepared and filed with the Commission describing the offer and sale of the Securities and will comply with all applicable laws; (iii) all Securities will be issued and sold in compliance with all applicable Federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; and (iv) none of the

Piedmont Office Realty Trust, Inc.

Piedmont Operating Partnership, LP

July 29, 2022

issuance and delivery of such Securities, the compliance by the Company and the Guarantor with the terms of such Securities, nor any action taken in connection with the foregoing, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company and the Guarantor or any restriction imposed by any court or governmental body having jurisdiction over the Company and the Guarantor. We have also assumed that the Indenture has been duly authorized, executed and delivered by the Trustee.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(1)

The Debt Securities, when (a) the definitive terms and provisions of such Debt Securities and of their issuance and sale have been duly authorized and established and (b) executed by the Company, authenticated by the Trustee in accordance with the Indenture, and delivered to and paid for by the purchasers thereof, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

(2)

The Guarantee, when (a) the definitive terms and provisions of such Guarantee and the Debt Securities, and of their respective issuance and sale, have been duly authorized and established and (b) the Debt Securities and such Guarantee have been executed by the Company and the Guarantor, respectively, authenticated by the Trustee in accordance with the Indenture, and delivered to and paid for by the purchasers thereof, will constitute the valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is limited in all respects to the laws of the States of Maryland and New York and the Delaware Revised Uniform Limited Partnership Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. With respect to matters governed by the laws of the State of Maryland, we have relied, with the consent of such counsel, upon the opinion, dated as of the date hereof, of Venable LLP. Our opinions with respect to such matters are subject to the same qualifications, assumptions and limitations as are set forth in such opinion.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company and the Guarantor in connection with the matters addressed herein.

Piedmont Office Realty Trust, Inc.

Piedmont Operating Partnership, LP

July 29, 2022

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP